Filed Pursuant to
                                                                Rule 424(b)(3)
                                                            File No. 333-37635

                         PRICING SUPPLEMENT NO. 1 DATED
                          MARCH 24, 1998 TO PROSPECTUS
                      DATED OCTOBER 31, 1997 AND PROSPECTUS
                        SUPPLEMENT DATED OCTOBER 31, 1997

                           BOEING CAPITAL CORPORATION

                           Series X Medium-Term Notes
                   Due Nine Months or More From Date of Issue

         Except as set forth herein, the Series X Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 31, 1997, as amended and supplemented by the Prospectus Supplement dated October 31, 1997 (the "Prospectus").

Aggregate Principal Amount:   $20,000,000

Issue Price:                  100% of Principal Amount

Original Issue Date
 (Settlement Date):           March 27, 1998

Stated Maturity Date:         October 16, 2000

Interest Rate:                5.90%

Interest Payment Dates:       March 15 and September 15 commencing
                              September 15, 1998

Type of Notes Issued:         [X] Senior Notes        [X] Fixed Rate Notes
                              [ ] Subordinated Notes  [ ] Floating Rate Notes

Optional Redemption:          [ ] Yes
                              [X] No

Form of Notes Issued:         [X] Book-Entry Notes
                              [ ] Certificated Notes

CUSIP Number:                 09700WAL7

                                PURCHASE AS AGENT

        This Pricing Supplement relates to $20,000,000 aggregate principal amount of Notes that are being sold through Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as Agent. Net proceeds payable by Merrill Lynch to Boeing Capital Corporation (the "Company") will be 99.891% of the aggregate principal amount of the Notes, or $19,978,200 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Merrill Lynch will be paid a commission by the Company in the amount of .109% or $21,800.